Exhibit 21.1

INFORMATION REGARDING SUBIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Star Tobacco, Inc	Virginia
Rock Creek Pharmaceuticals, Inc.	Delaware